Exhibit 99.2

United Bancshares, Inc.

Quarterly Report

December 31, 2016

Shareholders, Customers and Team Members:

I am pleased to report that your Company had another successful year in 2016.  In addition to reporting income before taxes of approximately $7.3 million, return on average equity of 7.94% and return on average assets of 0.90%, the Company also reported growth of approximately 6.2% and 5.0% for loans and non-interest bearing deposits, respectively.

The strategic decisions previously communicated to reposition our balance sheet after the 2014 acquisition through the systematic run off of volatile deposits and loan relationships were essentially completed during the fourth quarter of 2016.  During this time of transition, the bank has built a robust pipeline of opportunities which positively impacted our balance sheet in the fourth quarter of 2016.  Your management team remains committed to a methodical and consistent growth strategy through building relationships in our communities and reviewing other opportunities as they present themselves.  We continue to believe that a measured balance sheet growth strategy reduces overall risk and drives long-term value for our shareholders.

I am also pleased to report that our shares closed the year 17% higher than in 2015 and that the Board of Directors declared a $0.12 per share dividend (approximately a 9% increase from the prior quarter), payable on March 15th to shareholders of record as of February 28, 2017.  This decision was reached after their review of your Company’s capital position, risk profile, earnings levels, and available capital sources.  We understand how important dividends and increased stock value are for our shareholders; both of these investment objectives have and will remain important parts of the Company’s consideration as the board determines capital allocation.

As we look forward, our journey will undoubtedly be presented with numerous obstacles and challenges.  Regardless of the environment, we continue to believe that the drivers of our success are, and will continue to be, our strong corporate values of respect for and accountability to our shareholders, customers, colleagues, and communities.

As always, we greatly appreciate your continued support and the trust you have placed in us.

Respectfully,

Brian D. Young

President & CEO

United Bancshares, Inc.

and Subsidiary

Financial Information (unaudited)	For the Year ended December 31, 2016	For the Year ended December 31, 2015
(dollars in thousands, except per share data)
CONDENSED STATEMENT OF INCOME
Interest income	$ 21,627	$ 22,836
Interest expense	2,231	2,077
Net interest income	19,396	20,759
Provision (credit) for loan and lease losses	(750)	382
Net interest income after provision (credit) for loan and
lease losses	20,146	20,377
Non-interest income	4,903	4,637
Non-interest expenses	17,784	17,692
Income before income taxes	7,265	7,322
Provision for income taxes	1,744	1,405
Net income	$ 5,521	$ 5,917

Average common shares outstanding	3,289,497	3,339,242

PER COMMON SHARE
Net income	$ 1.68	$ 1.77
Book value	$22.21	$21.62
Tangible book value	$18.89	$18.31
Closing price	$21.42	$18.24

FINANCIAL RATIOS
Return on average assets	0.90%	0.94%
Return on average equity	7.94%	8.51%
Net interest margin	3.54%	3.71%
Efficiency ratio	71.71%	68.13%
Loans to deposits	71.68%	67.59%
Allowance for loan and lease losses to loans	0.89%	1.08%

PERIOD END BALANCES
	As of December 31, 2016	As of December 31, 2015
Assets	$633,119	$608,665
Loans and leases, gross	$376,086	$354,250
Deposits	$524,680	$518,419
Shareholders' equity	$ 72,558	$ 71,561

Common shares outstanding	3,266,517	3,309,339

UNITED BANCSHARES, INC.

DIRECTORS

Robert L. Benroth

Daniel W. Schutt – Vice Chairman

James N. Reynolds - Chairman

R. Steven Unverferth

H. Edward Rigel

Brian D. Young

David P. Roach

OFFICERS

Brian D. Young - President/CEO

Heather M. Oatman - Secretary

Daniel J. Lucke - Chief Financial Officer

THE UNION BANK COMPANY

DIRECTORS

Robert L. Benroth

H.Edward Rigel

Anthony M.V. Eramo

David P. Roach

Herbert H. Huffman

Robert M. Schulte, Sr.

Kevin L. Lammon

Daniel W. Schutt

William R. Perry

R. Steven Unverferth

James N. Reynolds

Brian D. Young - Chairman/President/CEO

INVESTOR MATERIALS:

United Bancshares, Inc. has traded its common stock on the NASDAQ Markets Exchange under the symbol “UBOH” since March 2001.  Annual and quarterly shareholder reports, regulatory filings, press releases, and articles about United Bancshares, Inc. are available in the Shareholder Information section of our website www.theubank.com or by calling 1-800-837-8111.

Locations

1300 N. Main St.

Bowling Green, OH 43402

419-353-6088

100 S. High St.

Columbus Grove, OH 45830

419-659-2141

101 Progressive Dr.

Columbus Grove, OH 45830

419-659-4250

30 Coal Bend

Delaware, OH 43015

740-549-3400

114 E. 3rd St.

Delphos, OH 45833

419-692-2010

1500 Bright Rd.

Findlay, OH 45840

419-424-1400

230 W. Madison St.

Gibsonburg, OH 43431

419-637-2124

110 E. North St.

Kalida, OH 45853

419-532-3366

318 S. Belmore St.

Leipsic, OH 45856

419-943-2171

1410 Bellefontaine Ave.

Lima, OH 45804

419-229-6500

3211 Elida Rd.

Lima, OH 45805

419-331-3211

701 Shawnee Rd.

Lima, OH 45805

419-228-2114

111 S. Main St.

Marion, OH 43302

740-387-2265

220 Richland Rd.

Marion, OH 43302

740-386-2171

245 W. Main St.

Ottawa, OH 45875

419-523-2265

132 E. Front St.

Pemberville, OH 43450

419-287-3211